Exhibit 5.1

Yvan-Claude Pierre
+1 212 479 6721
ypierre@cooley.com

August 14, 2026

Outlook Therapeutics, Inc.

111 S. Wood Avenue, Unit #100

Iselin, New Jersey 08830

Ladies and Gentlemen:

We have acted as counsel to Outlook Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the offering of (i) up to 63,888,889 shares (the “Shares”) of its common stock, par value $0.01 per share (“Common Stock”), including up to 8,333,333 Shares that may be sold pursuant to the exercise of an option to purchase additional shares and (ii) accompanying warrants (the ”Warrants”) to purchase up to 63,888,889 shares of Common Stock (the “Warrant Shares”), including warrants to purchase up to 8,333,333 shares of Common Stock pursuant to the exercise of an option to purchase additional warrants, pursuant to the Registration Statement on Form S-3 (File No. 333-278340) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by the Company under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included in the Registration Statement (the “Base Prospectus”) and the prospectus supplement dated August 12, 2026, filed with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the forms of Warrants, the Company’s certificate of incorporation and bylaws, each as currently in effect, and such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

With regard to our opinion below with respect to the Warrant Shares, we have assumed (i) that a sufficient number of shares of Common Stock will be available for issuance under the Company’s certificate of incorporation at the time the Warrant Shares are issued and (ii) that the consideration received by the Company upon exercise of the Warrants will at least equal to the par value of the Warrant Shares.

With regard to our opinion concerning the Warrants constituting valid and binding obligations of the Company:

(i)             Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

Cooley LLP 55 Hudson Yards, New York, NY 10001-2157,

t: (212) 479-6000, f: (212) 479-6275 cooley.com

Outlook Therapeutics, Inc. August 14, 2026 Page Two

(ii)            Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii)            We express no opinion as to any provision of the Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations, or (g) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv)         We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or jurisdiction provided for in the Warrants.

Our opinion is expressed solely with respect to the General Corporation Law of the State of Delaware, and, as to the Warrants constituting binding obligations of the Company, the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, in reliance thereon and subject to the assumption, exception, limitations and qualifications set forth herein, we are of the opinion that (i) the Shares, when sold and issued against payment therefor in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable, (ii) the Warrants, when duly executed by the Company and delivered against payment therefor as described in the Registration Statement and the Prospectus, will be binding obligations of the Company and (iii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the reference to our firm under the heading “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission for incorporation by reference into the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Cooley LLP 55 Hudson Yards, New York, NY 10001-2157,

t: (212) 479-6000, f: (212) 479-6275 cooley.com

Outlook Therapeutics, Inc. August 14, 2026 Page Three

Very truly yours,

Cooley LLP

By:	/s/ Yvan-Claude Pierre
Yvan-Claude Pierre

Cooley LLP 55 Hudson Yards, New York, NY 10001-2157,

t: (212) 479-6000, f: (212) 479-6275 cooley.com